Exhibit 99.01
Eastman Announces Third Quarter 2024 Financial Results

KINGSPORT, Tenn., October 31, 2024 – Eastman Chemical Company (NYSE:EMN) announced its third quarter 2024 financial results.

•Strong year-over-year sales volume/mix growth with improvement in all operating segments
•Adjusted EBIT margin increased 360 basis points compared to last year through volume/mix growth, operating leverage, and commercial excellence
•Continued to make good progress on Kingsport methanolysis operations and the build of our sales funnel for 2025
•Made investment decision to move forward with the Longview, Texas, methanolysis facility
•Returned $195 million of cash to shareholders, including $100 million of share repurchases

(In millions, except per share amounts; unaudited)	3Q2024	3Q2023
Sales revenue	$2,464	$2,267
Earnings before interest and taxes ("EBIT")	329	256
Adjusted EBIT*	366	256
Earnings per diluted share	1.53	1.49
Adjusted earnings per diluted share*	2.26	1.47
Net cash provided by operating activities	396	514

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

“Our third-quarter results were driven by strong sales volume/mix growth, operating leverage, and continued commercial excellence,” said Mark Costa, Board Chair and CEO. “Underlying end-market trends remained largely unchanged from the second quarter, consistent with our expectations. In many of our specialty product lines, we continue to grow above underlying end markets, including automotive. During this prolonged period of muted demand, I am proud of the way the Eastman team has worked to find ways to deliver on our earnings and cash commitments this year. In the circular economy, I am excited to announce that we have made an investment decision and will be moving forward with the construction of a second methanolysis facility in Longview, Texas. We continue to make good progress on ramping up our Kingsport methanolysis facility, although we had more downtime than expected.”

Corporate Results 3Q 2024 versus 3Q 2023

Sales revenue increased 9 percent primarily due to 8 percent higher sales volume/mix.

Higher sales volume/mix across all segments was driven by the end of customer inventory destocking across most key end markets and innovation driving growth above underlying market trends.

EBIT increased primarily due to higher sales volume/mix, higher spreads in Chemical Intermediates, and improved asset utilization. This was partially offset by higher variable compensation and by operating costs for the Kingsport methanolysis facility.

Segment Results 3Q 2024 versus 3Q 2023

Advanced Materials – Sales revenue increased 5 percent due to 8 percent higher sales volume/mix partially offset by 3 percent lower selling prices.

Higher sales volume/mix was driven by the end of customer inventory destocking across key end markets as well as continued growth of premium interlayers products in the automotive end market. This growth was partially offset by lower selling prices.

EBIT increased primarily due to higher sales volume/mix and improved asset utilization that was partially offset by higher costs associated with the Kingsport methanolysis facility.

Additives & Functional Products – Sales revenue increased 11 percent due to 11 percent higher sales volume/mix.

Higher sales volume/mix was driven primarily by the end of customer inventory destocking across key end markets and heat transfer fluid project fulfillments.

EBIT increased primarily due to higher sales volume/mix.

Fibers – Sales revenue increased 4 percent due to 2 percent higher sales volume/mix and 2 percent higher selling prices.

Higher selling prices were driven by acetate tow price increases. Sales volume/mix increased primarily due to textiles.

EBIT was slightly up primarily due to improved price-cost.

Chemical Intermediates – Sales revenue increased 13 percent due to 7 percent higher sales volume/mix and 6 percent higher selling prices.

Higher sales volume/mix and higher selling prices were driven by the end of customer inventory destocking and improved market conditions compared to the prior year period.

EBIT increased primarily due to improved olefin and derivative spreads.

Cash Flow

In third quarter 2024, cash provided by operating activities was $396 million. The company returned $195 million to stockholders through share repurchases and dividends. See Table 5. Priorities for uses of available cash for 2024 include organic growth investments, payment of the quarterly dividend, and share repurchases.

2024 Outlook

Commenting on the outlook for full-year 2024, Costa said, “We are proud to have delivered another strong quarter in this period of prolonged macroeconomic weakness. As expected, sales volume improved from last year mostly due to the lack of customer inventory destocking. With destocking over, our demand has reconnected to our end markets, which remain stable. In the fourth quarter, we expect to see normal seasonal volume declines across most of our markets. We also expect to continue to leverage our innovation-driven growth model to drive growth above our markets. We expect to benefit from commercial excellence and the continued flow through of lower raw material and energy costs in our specialty businesses. While we have made significant progress achieving consistent production rates at the Kingsport methanolysis facility, it has taken us longer than expected to achieve those rates. Despite these challenges, the strong results we have delivered in our base business enable us to keep the midpoint of our full-year adjusted EPS guidance unchanged. Taking these factors together, we expect 2024 EPS to be between $7.50 and $7.70 and for 2024 cash from operations to approach $1.3 billion, reflecting a targeted increase in working capital to support growth in 2025. I remain confident in our ability to deliver earnings growth and strong cash flow going forward.”

The full-year 2024 projected adjusted diluted EPS and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) exclude any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS and EBITDA excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS or net earnings without unreasonable efforts.

Forward-Looking Statements

The information in this release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on Nov. 1, 2024, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:15 p.m. ET on Oct. 31, 2024. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 170609. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, Nov. 1, 2024, through 11:59 p.m. Eastern Time, Nov. 11, 2024, Toll Free at +1 (866) 813-9403, passcode 986486.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2023 revenue of approximately $9.2 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 31, 2024

For Eastman Chemical Company Third Quarter 2024 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2024	2023	2024	2023
Sales	$2,464	$2,267	$7,137	$7,003
Cost of sales (1)(2)(3)	1,859	1,783	5,401	5,406
Gross profit	605	484	1,736	1,597
Selling, general and administrative expenses	183	160	554	536
Research and development expenses	65	60	184	182
Asset impairments, restructuring, and other charges, net	30	—	41	22
Other components of post-employment (benefit) cost, net	(5)	(2)	(14)	(8)
Other (income) charges, net	3	10	42	40
Earnings before interest and taxes	329	256	929	825
Net interest expense	49	57	148	163
Earnings before income taxes	280	199	781	662
Provision for income taxes	99	20	204	77
Net earnings	181	179	577	585
Less: Net earnings attributable to noncontrolling interest	1	1	2	1
Net earnings attributable to Eastman	$180	$178	$575	$584

Basic earnings per share attributable to Eastman	$1.55	$1.50	$4.91	$4.92
Diluted earnings per share attributable to Eastman	$1.53	$1.49	$4.86	$4.89

Shares (in millions) outstanding at end of period	115.9	118.6	115.9	118.6
Shares (in millions) used for earnings per share calculation
Basic	116.4	118.5	117.0	118.7
Diluted	117.8	119.0	118.3	119.5
(1)Third quarter and first nine months 2024 includes inventory adjustment charges of $7 million related to the planned closure of a solvent-based resins production line at an advanced interlayers facility in North America.
(2)First nine months 2023 includes $8 million insurance proceeds, net of costs, from the previously reported operational incident at the Kingsport site as a result of a steam line failure (the "steam line incident").
(3)First nine months 2023 includes $23 million accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Sales by Segment
Advanced Materials	$787	$746	$2,330	$2,227
Additives & Functional Products	744	670	2,166	2,194
Chemical Intermediates	593	527	1,631	1,630
Fibers	336	323	997	949
Total Sales by Segment	2,460	2,266	7,124	7,000
Other	4	1	13	3
Total Eastman Chemical Company	$2,464	$2,267	$7,137	$7,003

Second Quarter
(Dollars in millions, unaudited)	2024
Sales by Segment
Advanced Materials	$795
Additives & Functional Products	718
Chemical Intermediates	515
Fibers	330
Total Sales by Segment	2,358
Other	5
Total Eastman Chemical Company	$2,363

Table 2B – Sales Revenue Change

	Third Quarter 2024 Compared to Third Quarter 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	5%	8%	(3)%	—%
Additives & Functional Products	11%	11%	—%	—%
Chemical Intermediates	13%	7%	6%	—%
Fibers	4%	2%	2%	—%
Total Eastman Chemical Company	9%	8%	1%	—%
	First Nine Months 2024 Compared to First Nine Months 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	5%	9%	(4)%	—%
Additives & Functional Products	(1)%	4%	(5)%	—%
Chemical Intermediates	—%	5%	(5)%	—%
Fibers	5%	3%	3%	(1)%
Total Eastman Chemical Company	2%	6%	(4)%	—%

	Third Quarter 2024 Compared to Second Quarter 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(1)%	(1)%	—%	—%
Additives & Functional Products	4%	4%	—%	—%
Chemical Intermediates	15%	13%	2%	—%
Fibers	2%	2%	—%	—%
Total Eastman Chemical Company	4%	4%	—%	—%

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Sales by Customer Location
United States and Canada	$1,032	$966	$2,995	$3,031
Europe, Middle East, and Africa	640	602	1,949	1,946
Asia Pacific	653	576	1,807	1,654
Latin America	139	123	386	372
Total Eastman Chemical Company	$2,464	$2,267	$7,137	$7,003

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Advanced Materials
Earnings before interest and taxes	$100	$93	$335	$278
Asset impairments, restructuring, and other charges, net (2)	18	—	18	—
Cost of sales impact of restructuring activities (2)	4	—	4	—
Excluding non-core item	122	93	357	278
Additives & Functional Products
Earnings before interest and taxes	127	105	359	369
Cost of sales impact of restructuring activities (2)	3	—	3	—
Excluding non-core item	130	105	362	369
Chemical Intermediates
Earnings before interest and taxes	43	6	81	87
Fibers
Earnings before interest and taxes	112	109	351	280
Asset impairments, restructuring, and other charges, net	—	—	—	6
Cost of sales impact of restructuring activities (3)	—	—	—	23
Excluding non-core items	112	109	351	309
Other
Loss before interest and taxes	(53)	(57)	(197)	(189)
Asset impairments, restructuring, and other charges net (4)	12	—	23	16
Steam line incident (insurance proceeds) costs, net	—	—	—	(8)
Environmental and other costs (5)	—	—	16	13
Excluding non-core and unusual items	(41)	(57)	(158)	(168)

Total Eastman Chemical Company
Earnings before interest and taxes	329	256	929	825
Asset impairments, restructuring, and other charges, net	30	—	41	22
Cost of sales impact of restructuring activities	7	—	7	23
Steam line incident (insurance proceeds) costs, net	—	—	—	(8)
Environmental and other costs	—	—	16	13
Total earnings before interest and taxes excluding non-core and unusual items	$366	$256	$993	$875
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2023 for description of third quarter and first nine months 2023 non-core and unusual items.
(2)Third quarter and first nine months 2024 includes asset impairment charges of $5 million, severance charges of $4 million, and site closure costs of $9 million related to the planned closure of a solvent-based resins production line at an advanced interlayers facility in North America. In addition, third quarter and first nine months 2024 includes inventory adjustment charges of $4 million and $3 million in the Advanced Materials ("AM") segment and the Additives and Functional Products ("AFP") segment, respectively, related to this planned closure.
(3)First nine months 2023 includes $23 million accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.
(4)Third quarter and first nine months 2024 includes charges of $6 million related to growth and profitability improvement initiatives. Additionally, third quarter and first nine months 2024 includes severance charges of $6 million and $17 million, respectively, as part of corporate cost reduction initiatives.
(5)Environmental and other costs from previously divested or non-operational sites and product lines.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$329	$256	$929	$825
Cost of sales	7	—	7	15
Asset impairments, restructuring, and other charges, net	30	—	41	22
Other (income) charges, net	—	—	16	13
Total earnings before interest and taxes excluding non-core and unusual items	$366	$256	$993	$875

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Second Quarter
(Dollars in millions, unaudited)	2024
Advanced Materials
Earnings before interest and taxes	$131
Additives & Functional Products
Earnings before interest and taxes	123
Chemical Intermediates
Earnings before interest and taxes	22
Fibers
Earnings before interest and taxes	122
Other
Loss before interest and taxes	(61)
Environmental and other costs	16
Excluding non-core and unusual items	(45)

Total Eastman Chemical Company
Earnings before interest and taxes	337
Environmental and other costs	16
Total earnings before interest and taxes excluding non-core and unusual items	$353

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	337
Other (income) charges, net	16
Total earnings before interest and taxes excluding non-core and unusual items	$353

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2024 for description of second quarter 2024 non-core and unusual items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Third Quarter				First Nine Months
(Dollars in millions, unaudited)	2024		2023		2024		2023
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$122	15.5%	$93	12.5%	$357	15.3%	$278	12.5%
Additives & Functional Products	130	17.5%	105	15.7%	362	16.7%	369	16.8%
Chemical Intermediates	43	7.3%	6	1.1%	81	5.0%	87	5.3%
Fibers	112	33.3%	109	33.7%	351	35.2%	309	32.6%
Total segment EBIT excluding non-core and unusual items	407	16.5%	313	13.8%	1,151	16.2%	1,043	14.9%
Other	(41)		(57)		(158)		(168)
Total EBIT excluding non-core and unusual items	$366	14.9%	$256	11.3%	$993	13.9%	$875	12.5%

	Second Quarter
(Dollars in millions, unaudited)	2024
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$131	16.5%
Additives & Functional Products	123	17.1%
Chemical Intermediates	22	4.3%
Fibers	122	37.0%
Total segment EBIT excluding non-core and unusual items	398	16.9%
Other	(45)
Total EBIT excluding non-core and unusual items	$353	14.9%
(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Third Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$329	$280	$99	35%	$180	$1.53
Non-Core and Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	30	30	8		22	0.19
Cost of sales impact of restructuring activities	7	7	2		5	0.04
Interim adjustment to tax provision (2)	—	—	(59)		59	0.50
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$366	$317	$50	16%	$266	$2.26

	Third Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$256	$199	$20	10%	$178	$1.49
Non-Core and Unusual Items: (1)
Interim adjustment to tax provision (2)	—	—	3		(3)	(0.02)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$256	$199	$23	12%	$175	$1.47

(1)See Table 3A for description of third quarter 2024 and 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for third quarter 2024 and 2023 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Nine Months 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$929	$781	$204	26%	$575	$4.86
Non-Core or Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	41	41	11		30	0.27
Cost of sales impact of restructuring activities	7	7	2		5	0.04
Environmental and other costs	16	16	3		13	0.10
Interim adjustment to tax provision (2)	—	—	(89)		89	0.75
Non-GAAP (Excluding non-core and unusual items)	$993	$845	$131	16%	$712	$6.02

	First Nine Months 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$825	$662	$77	12%	$584	$4.89
Non-Core or Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	22	22	4		18	0.14
Cost of sales impact of restructuring activities	23	23	3		20	0.17
Steam line incident costs (insurance proceeds), net	(8)	(8)	(2)		(6)	(0.05)
Environmental and other costs	13	13	4		9	0.08
Interim adjustment to tax provision (2)	—	—	17		(17)	(0.14)
Non-GAAP (Excluding non-core and unusual items)	$875	$712	$103	15%	$608	$5.09

(1)See Table 3A for description of first nine months 2024 and 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first nine months 2024 and 2023 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

	Second Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$337	$287	$56	20%	$230	$1.94
Non-Core and Unusual Items: (1)
Environmental and other costs	16	16	3		13	0.10
Interim adjustment to tax provision (2)	—	—	(13)		13	0.11
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$353	$303	$46	16%	$256	$2.15
(1)See Table 3A for description of second quarter 2024 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2024 was calculated applying the then forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months (1)
	2024	2023
Effective tax rate	26%	12%
Tax impact of current year non-core and unusual items (2)	2%	1%
Changes in tax contingencies and valuation allowances	(1)%	1%
Forecasted full year impact of expected tax events (3)	(11)%	1%
Forecasted full year adjusted effective tax rate	16%	15%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent and 14.5 percent in first nine months 2024 and 2023, respectively.
(2)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(3)Expected future tax events may include finalization of tax returns; federal, state, and foreign examinations or the expiration of statutes of limitation; and corporate restructurings.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Operating activities
Net earnings	$181	$179	$577	$585
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	127	120	380	380
Asset impairment charges	5	—	5	—
Benefit from deferred income taxes	(39)	(63)	(76)	(156)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(16)	35	(154)	68
(Increase) decrease in inventories	16	220	(222)	147
Increase (decrease) in trade payables	(53)	(73)	36	(363)
Pension and other postretirement contributions (in excess of) less than expenses	(10)	(10)	(39)	(39)
Variable compensation payments (in excess of) less than expenses	64	24	44	73
Other items, net	121	82	196	227
Net cash provided by operating activities	396	514	747	922
Investing activities
Additions to properties and equipment	(120)	(236)	(420)	(649)
Proceeds from sale of businesses	—	22	—	38
Acquisition, net of cash acquired	—	2	—	(74)
Additions to capitalized software	(1)	—	(4)	(4)
Other items, net	19	30	22	9
Net cash used in investing activities	(102)	(182)	(402)	(680)
Financing activities
Net (decrease) increase in commercial paper and other borrowings	—	(204)	—	73
Proceeds from borrowings	495	—	1,237	796
Repayment of borrowings	(498)	—	(1,039)	(808)
Dividends paid to stockholders	(95)	(94)	(285)	(282)
Treasury stock purchases	(100)	—	(200)	(50)
Other items, net	4	(1)	14	(24)
Net cash used in financing activities	(194)	(299)	(273)	(295)
Effect of exchange rate changes on cash and cash equivalents	8	(4)	2	(1)
Net change in cash and cash equivalents	108	29	74	(54)
Cash and cash equivalents at beginning of period	514	410	548	493
Cash and cash equivalents at end of period	$622	$439	$622	$439

Table 6 – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2024	2023
Total borrowings	$5,054	$4,846
Less: Cash and cash equivalents	622	548
Net debt (1)	$4,432	$4,298
(1)Includes non-cash increase of $8 million in 2024 and non-cash increase of $20 million in 2023 resulting from foreign currency exchange rates.